SUB-ADVISORY AGREEMENT

THIS AGREEMENT is made and entered into as of this 1st day of July, 2014, by and among Hatteras Funds, LLC, a Delaware limited liability company (the “Advisor”), Sound Point Capital Management, L.P., a Delaware limited partnership (the “Sub-Advisor”), and the Underlying Funds Trust, a Delaware statutory trust (the “Trust”) on behalf of such series as designated by the Advisor (the “Fund”).

WHEREAS, the Trust and each series comprising the Trust, including the Fund (collectively, the “Funds”), have been formed for the purpose of creating a fund-of-funds structure with their affiliate, Hatteras Alternative Mutual Funds Trust, a Delaware statutory trust (“Hatteras Mutual Funds”), in which each series of Hatteras Mutual Funds, including any future series of Hatteras Mutual Funds, invests 100% of its assets in certain or all of the Funds; and

WHEREAS, by virtue of the fund-of-funds structure, the Sub-Advisor will indirectly serve as a sub-advisor to any series of Hatteras Mutual Funds which invests in the Fund; and

WHEREAS, the Trust, and therefore the Fund, is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Advisor has been appointed investment advisor to the Fund, pursuant to an Investment Advisory Agreement dated July 1, 2014 (the “Advisory Agreement”), which has been approved by the Trust’s Board of Trustees (the “Board of Trustees”); and

WHEREAS, the Advisor has the authority to determine, in its sole discretion, the percentage of the Trust’s net assets (i) to be contributed into or subtracted from the Fund and (ii) to be advised by the Sub-Advisor; and

WHEREAS, the Advisor and the Trust desire to retain the Sub-Advisor to assist the Advisor in providing a continuous investment program for a portion of the Fund’s assets (designated herein as a “Separate Account”) and the Sub-Advisor is willing to do so; and

WHEREAS, the Board of Trustees has approved this Agreement, and the Sub-Advisor is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.            Appointment. The Advisor and the Trust hereby appoint the Sub-Advisor to serve as sub-advisor to the Advisor with respect to the Separate Account. Intending to be legally bound, the Sub-Advisor accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2.            Advisory Services. Subject to the supervision of the Board of Trustees and the Advisor, the Sub-Advisor will assist the Advisor in providing a continuous investment program for the Separate Account, including investment research and management with respect to the securities and investments and cash equivalents comprising the Separate Account. The Sub-Advisor will provide services under this Agreement in accordance with the Fund’s investment objective, policies and restrictions as set forth in the Fund’s (i) registration statement filed with the Securities and Exchange Commission in effect on the date hereof and as amended or supplemented during the term of this Agreement and (ii) resolutions of the Board of Trustees applicable to the Fund.  The Fund shall provide the Sub-Advisor with written notice of any changes to such objective, policies and restrictions no less than 60 days prior to the effectiveness of any such change.

Without limiting the generality of the foregoing, the Sub-Advisor further agrees that it:

(a)           will assist in determining from time to time what securities and other investments will be purchased, retained or sold for the Separate Account;

(b)           will manage, in consultation with the Advisor, the Separate Account’s temporary investments in securities, cash and cash equivalents;

(c)           will place orders pursuant to its investment determinations for the Separate Account either directly with the issuer or with any broker or dealer;

(d)           will consult with the Advisor on a continuous basis as to the Fund’s total assets which shall be invested in the Separate Account;

(e)           will attend either in person or via telephone regular business and investment-related meetings with the Board of Trustees and the Advisor, as requested by the Trust, the Advisor or both; and

(f)           will maintain books and records with respect to the securities transactions for the Separate Account, furnish to the Advisor and the Board of Trustees such periodic and special reports as they may reasonably request with respect to the Separate Account, and provide in advance to the Advisor all reports to the Board of Trustees for examination and review within a reasonable time prior to the Board of Trustees’ meetings.

3.            Covenants by the Sub-Advisor. The Sub-Advisor agrees with respect to the services provided to the Fund that it:

(a)           as part of its retention as a Sub-Advisor with respect to the investment of the Separate Account, a portion of the assets held by the Fund, as determined by the Advisor, is authorized by its governing documents to enter into this Agreement and the terms of this Agreement do not violate any obligation by which the Sub-Advisor is bound, whether arising by contract, operation of law or otherwise;

(b)           will maintain all necessary governmental, self regulatory and exchange licenses and approvals, has effected all necessary filings and registrations with each applicable regulatory body, including its status as a Registered Investment Advisor with the Securities and Exchange Commission and will conform with all applicable Rules and Regulations of the Securities and Exchange Commission;

(c)           will telecopy trade information to the Fund’s designated Fund Accountant no later than the first business day following the day of the trade and cause broker confirmations to be sent directly to the Fund’s designated Fund Accountant and adopt such other trade reporting, settlement and clearance procedures with respect to the Fund as shall be in accordance with the Fund’s existing procedures and as mutually agreed by the parties hereto;

(d)           will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except i) after prior written notification to the Trust, to respond to requests that are a part of routine regulatory audits or inspections or ii) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld, and may not be withheld and will be deemed granted where the Sub-Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust), provided, however, that the Sub-Advisor may retain records of the Separate Account’s performance history and may disclose such information to its prospective clients as part of its general marketing efforts as permitted under applicable law;

(e)             will maintain its own Code of Ethics and report to the Advisor’s Compliance Officer any violation of such Code that pertains to the management of the Fund, via a periodic compliance certification;

(f)           will maintain its own compliance program or manual, pursuant to Rule 206(4) -7 of the Investment Advisors Act.  The Sub-Advisor will provide either the manual or a summary thereof, including updates thereto, to the Advisor’s Compliance Officer; and

(g)           in furnishing services hereunder, the Sub-Advisor will not consult with any other advisor to (i) the Funds, (ii) any other Fund of the Trust or (iii) any other investment company under common control with the Trust concerning transactions of the Separate Account in securities or other assets. (This shall not be deemed to prohibit the Sub-Advisor from consulting with any of its affiliated persons concerning transactions in securities or other assets.  This shall also not be deemed to prohibit the Sub-Advisor from consulting with any other covered advisors concerning compliance with paragraphs a and b of Rule 12d3-1 under the 1940 Act.)

4.            Covenants by the Advisor and the Trust. The Advisor and the Trust agree with respect to the services provided to the Fund:

(a)           that the retention of the Sub-Advisor as investment advisor with respect to the Separate Account, is authorized by the governing documents relating to the Fund, and the terms of this Agreement do not violate any obligation by which the Fund is bound, whether arising by contract, operation of law or otherwise;

(b)           that the Sub-Advisor may use the Fund’s name on a representative client list.

(c)           that the Advisor and the Trust will treat confidentially and as proprietary information of the Sub-Advisor, all records and other information relative to the Sub-Advisor and its affiliates and will not use such records and information for any purpose other than the performance of its duties and obligations hereunder or pursuant to disclosure requirements under the Federal securities laws (except (i) after prior written notification to the Sub-Advisor, to respond to requests that are a part of routine regulatory audits or inspections or (ii) after prior notification to and approval in writing by the Sub-Advisor, which approval shall not be unreasonably withheld, and may not be withheld and will be deemed granted where the Advisor or Trust may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust); and

(d)           that each of the Advisor and the Trust will maintain all necessary governmental, self-regulatory and exchange licenses and approvals, has effected all necessary filings and registrations with each applicable regulatory body and will conform with all applicable rules and regulations of the Securities and Exchange Commission and other applicable laws and regulations.

5.            Services Not Exclusive. The services furnished by the Sub-Advisor hereunder are deemed not to be exclusive, and nothing in this Agreement shall (i) prevent the Sub-Advisor or any affiliated person (as defined in the 1940 Act) of the Sub-Advisor or any employee, agent, manager or affiliated person of such person from acting as investment advisor or manager for any other person or persons, including other management investment companies or investment vehicles or accounts of any type with investment objectives and policies the same as or similar to those of the Fund or (ii) limit or restrict the Sub-Advisor or any such employee, agent, manager or affiliated person from buying, selling or trading any securities or other investments (including any securities or other investments which the Fund is eligible to buy) for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Advisor agrees that it will not undertake any activities which, in its reasonable judgment, will adversely affect the performance of its obligations under this Agreement.

6.           Separate Account Transactions. Investment decisions for the Separate Account shall be made by the Sub-Advisor independently from those for any other investment companies and accounts advised or managed by the Sub-Advisor. The Separate Account and such investment companies and accounts may, however, invest in the same securities. When the Sub-Advisor seeks to purchase or sell  the same security at substantially the same time on behalf of the Separate Account and/or another investment company or account, the Sub-Advisor shall, to the extent permitted by law and to the extent reasonably practicable, aggregate such orders or otherwise effect such transaction on an average price basis, and available investments will be allocated as to amount in a manner which the Sub-Advisor believes to be equitable to the Fund and such other investment company or account. In some instances, this investment procedure may adversely affect the price paid or received by the Fund or the size of the position obtained or sold by the Fund. To the extent permitted by law, the Sub-Advisor may aggregate the securities to be sold or purchased for the Separate Account with those to be sold or purchased for other investment companies or accounts in order to obtain best execution on an overall basis for all the Sub-Advisor’s clients.

The Sub-Advisor shall place orders for the purchase and sale of portfolio securities for the Separate Account and will solicit broker-dealers to execute transactions in accordance with the Fund’s policies and restrictions regarding brokerage allocations. If applicable, the Sub-Advisor shall place orders pursuant to its investment determinations for the Separate Account either directly with the issuer or with any broker or dealer. If it executes portfolio transactions and selects brokers or dealers, the Sub-Advisor shall use its reasonable best efforts to seek the most favorable execution of orders, after taking into account all factors the Sub-Advisor deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. Consistent with this obligation, the Sub-Advisor may, to the extent permitted by law, purchase and sell portfolio securities to and from brokers and dealers who provide brokerage and/or research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to or for the benefit of the Separate Account and/or other accounts over which the Sub-Advisor or any of its affiliates exercises investment discretion. The Sub-Advisor is authorized to pay to a broker or dealer who provides such brokerage and/or research services a commission for executing a portfolio transaction for the Separate Account which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and/or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Advisor’s overall responsibilities to the Fund. In no instance will portfolio securities be purchased from or sold to the Advisor or the Sub-Advisor or any affiliated person of either thereof; except as permitted by Rules and Regulations of the Securities and Exchange Commission.

7.           Covenants by the Advisor. The Advisor agrees with respect to the services provided to the Advisor hereunder that the Advisor will conform to the applicable Rules and Regulations of the Securities and Exchange Commission.

8.           Certain Representations and Warranties. Each of the parties hereto represents and warrants to the other that, as of the date hereof; this Agreement has been duly and validly authorized by all necessary action (corporate, limited liability company or otherwise) on the part of such party, has been duly executed and delivered by such party and constitutes the valid and legally binding obligation of such party, enforceable against such party in accordance with its terms and conditions.

9.            Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act with respect to the services provided by the Sub-Advisor hereunder.

10.           Expenses. During the term of this Agreement, the Sub-Advisor will pay its own expenses incurred in connection with the performance of its obligations under this Agreement, with the exception of third party legal research expenses, which have been allocated to the Separate Account in an equitable manner, in connection with certain investments by the Sub-Advisor.  These legal research expenses will be paid by the Advisor, but will not exceed $- in a calendar year, or a pro rated amount in a partial year.   Nothing herein, however, shall be deemed to require the Sub-Advisor to pay any expenses of the Fund or the Advisor.

11.           Compensation. In consideration of the services rendered pursuant to this Agreement, during the term of this Agreement the Advisor will pay to the Sub-Advisor, as compensation for the services provided by the Sub-Advisor under this Agreement, a monthly fee equal to -% (on an annualized basis) of the average net assets of the Separate Account, plus any leveraged amount applied to the Separate Account by the Advisor, over which the Sub-Advisor has trading authority.  Notwithstanding Section 14 below, the Sub-Advisor shall only be entitled to compensation under this Section 11 for so long as and to the extent it has trading authority over the Separate Account, which trading authority may be terminated at any time by the Advisor in its sole discretion, when it is determined by the Advisor that it is in the best interest of the Trust to do so, without regard to the sixty (60) days notice period required for termination of this Agreement. The Advisor shall pay the Sub-Advisor as soon as practical after the last day of each calendar month, but no later than five (5) business days after the end of each month. In case of termination or expiration of this Agreement during any calendar month, the fee with respect to such month shall be reduced proportionately based upon the number of calendar days during which it is in effect and the fee shall be computed upon the average net assets of the Separate Account in accordance with the Fund’s prospectus.

12.          Standard of Care: Limitation of Liability: Limited Indemnity.  The Sub-Advisor shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other investment companies, accounts and customers, but shall not be liable for any action taken or omitted by the Sub-Advisor in the absence of bad faith, willful misconduct, gross negligence or reckless disregard of its duties. The Fund further agrees to indemnify, defend and hold the Sub-Advisor, and its managers, officers, directors, equityholders, employees and agents (“Related Persons”), harmless from and against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Sub-Advisor to the Fund, or in connection with the past or present performance of services to the Fund in accordance with this Agreement, except to the extent that the loss, claim, damage, liability, cost or expense was caused by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties on the part of the Sub-Advisor in the performance of its duties and obligations under this Agreement. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. Federal and various state securities laws may afford the Advisor and/or the Fund certain rights and remedies under certain circumstances, even in the absence of bad faith, willful misconduct, gross negligence or reckless disregard by the Sub-Advisor or its Related Persons, and nothing contained herein shall in any way constitute a waiver or limitation of any such rights and remedies that the Advisor, the Fund or both may have under any such federal or state securities laws.

13.           Reference to the Sub-Advisor. Neither the Advisor nor any affiliate or agent of it shall make reference to this Agreement or use the name of the Sub-Advisor or any of its affiliates except with respect to references in regulatory filings and communications with shareholders concerning the identity of and services provided by the Sub-Advisor to the Fund, which references shall not differ in substance from those typically included in a proxy statement or annual report of the Fund, or the Fund’s registration statement and any advertising or promotional materials, provided such materials are FINRA compliant, without the prior approval of the Sub-Advisor.

14.           Duration and Termination. Unless sooner terminated, this Agreement shall be for an initial period of two years, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by the Board of Trustees provided that its continuance also is approved by a majority of the members of the Board of Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable at any time without penalty, on sixty (60) days’ written notice, by the Board of Trustees, by the Advisor or by the Sub-Advisor or by vote of a majority of the outstanding voting securities of the Fund. This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act). Termination or expiration of this Agreement, however caused, shall be without prejudice to any compensation accrued to the date of termination or expiration and Sections 3(d), 9, 11, 12, 13 and 16 shall survive any termination or expiration.

15.            Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the members of the Board of Trustees who are not interested persons of the Advisor or the Sub-Advisor, cast in person at a meeting called for the purpose of voting on such approval.

16.          Non-Solicitation.   During the term of this Agreement and for a period of two (2) years thereafter, each of the Trust and the Advisor on one hand and the Sub Advisor on the other agrees that it will not directly or indirectly, on its own behalf or on behalf of any other person, (i) solicit, induce or encourage the resignation of any member or employee of the other party or its affiliates, including those providing support, investment management, or client solicitation services, or hire any such member or employee whom the other party or its affiliates employed at any time during the twelve (12) month period preceding the termination of this Agreement; or (ii) in any way interfere or attempt to interfere with the relationship between the other party and its affiliates and any of their members or employees.

17.          Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Sub-Advisor at:

Sound Point Capital Management, L.P.
375 Park Avenue, 25th Floor
New York, NY 10152
Attn:  Stephen J. Ketchum
Facsimile:  (212) 895-2289

with a copy to:

Bingham McCutchen LLP
One Federal Street
Boston, MA  02110
Attn: Steven M. Giordano, Esq.
Facsimile: (617) 428-6437

To the Advisor at:

Hatteras Funds, LLC
8540 Colonnade Center Drive, Suite 401
Raleigh, NC 27615-3052
Attn:  J. Michael Fields, Chief Operating Officer
Facsimile:  (919) 846-3433

with a copy to:

Drinker Biddle & Reath, LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103-6996
Attn:  Joshua B. Deringer, Esq.

To the Board of Trustees or the Fund at:

Hatteras Alternative Mutual Funds Trust
8540 Colonnade Center Drive, Suite 401
Raleigh, NC 27615-3052
Facsimile:  (919) 846-3433

with a copy to:

Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attention:	Thomas R. Westle, Esq.
Facsimile: (917) 332-3817

The effective date of any notice shall be (i) the date such notice is sent if such delivery is effected by hand or facsimile; (ii) one business day after the date such notice is sent if such delivery is effected by national overnight courier; or (iii) the fifth (5th) business day after the date of the mailing thereof.

18.           Proxy Voting.  The Sub-Advisor is authorized to vote proxies received on securities held in the Separate Account.  The Advisor and the Trust represent that proxy voting authority is not expressly reserved to any other party under the documents governing the Funds. All proxies will be voted in accordance with the Advisor’s written policy in effect from time to time, receipt of which the Sub-Advisor hereby acknowledges.  The Advisor and the Trust shall instruct the Fund’s custodian to forward promptly to the Sub-Advisor receipt of such communications and to follow the Sub-Advisor’s instructions concerning the same.  The Sub-Advisor shall not be responsible for voting proxies not timely received by the Sub-Advisor.

19.           Binding Arbitration.  The parties hereto agree that any dispute between or among any of the parties arising out of, relating to or in connection with this Agreement or the Fund or the Trust, shall be resolved exclusively through binding arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association (the “AAA”) to the fullest extent permitted by law. Both the Advisor and Sub-Advisor, understand that Arbitration is final and binding on both parties and that each party in executing this agreement is waiving their rights to seek remedies in court, including the right to jury trial.  The arbitration hearing shall be held in Raleigh, North Carolina.  Disputes shall not be resolved in any other forum or venue.  Each party will jointly appoint one arbitrator within 30 business days after notice from the AAA of the filing of the demand for arbitration. The two arbitrators nominated by the parties will attempt to agree on a third arbitrator within 30 business days of the appointment of the second arbitrator. If the two arbitrators fail to agree on the third arbitrator within the 30-day period, then the AAA will appoint the third arbitrator within 30 business days following the expiration of the 30-day period. Any award rendered by the arbitrators will be final and binding on the parties hereto, and judgment upon the award may be entered in the courts of the state of North Carolina and/or the U.S. District Court for the Eastern District of North Carolina, or any other court having jurisdiction over the award or having jurisdiction over the parties or their assets. The arbitration agreement contained in this Section 19 will not be construed to deprive any court of its jurisdiction to grant provisional relief (including by injunction or order of attachment) in aid of arbitration proceedings or enforcement of an award.  In the event of arbitration as provided in this Section 19, the arbitrators will be governed by and will apply the substantive (but not procedural) law of Delaware, to the exclusion of the principles of the conflicts of law of Delaware. The arbitration will be conducted in accordance with the procedures set out in the commercial arbitration rules of the AAA. If those rules are silent with respect to a particular matter, the procedure will be as agreed by the parties, or in the absence of agreement among or between the parties, as established by the arbitrators.  Notwithstanding any other provision of this Agreement, this Section 19 will be construed to the maximum extent possible to comply with the laws of the State of Delaware, including the Uniform Arbitration Act (10 Del. C ss. 5701 et seq.) (the “Delaware Arbitration Act”).  If, nevertheless, it is determined by a court of competent jurisdiction that any provision or wording of this Section 19, including any rules of the AAA, are invalid or unenforceable under the Delaware Arbitration Act or other applicable law, such invalidity will not invalidate all of this Section 19. In that case, this Section 19 will be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable law, and, in the event such term or provision cannot be so limited, this Section 19 will be construed to omit such invalid or unenforceable provision.

20.           Legal Proceedings. The Sub-Advisor will not advise or act for the Advisor of the Fund in any legal proceedings, including bankruptcies or class actions, involving securities held or previously held in the Fund or the issuers of these securities, without the prior written consent of the Advisor.

21.           Force Majeure.  In addition, and without limiting any other provision of this Agreement, the Sub-Advisor shall not be liable for (i) force majeure or other events beyond the control of the Sub-Advisor, including without limitation any failure, default or delay in performance resulting from computer or other electronic or mechanical equipment failure, unauthorized access, theft, operator errors, government restrictions, exchange or market rulings or suspension of trading, strikes, failure of common carrier or utility systems, severe weather or breakdown in communications not reasonably within the control of the Sub-Advisor or other causes commonly known as “acts of god”, whether or not any such cause was reasonably foreseeable, or (ii) general market conditions rather than a violation of this Agreement by the Sub-Advisor.

22.           Limits on Obligations.  Notwithstanding anything to the contrary in this Agreement, in no event will the Sub-Advisor be obligated to effect any transaction or instruction it believes (without verification or inquiry) would violate any law, rule or regulation; the rules or regulations of any regulatory or self-regulatory body; or the Sub-Advisor’s legal, regulatory, or operational policies and procedures; provided, however, that the Sub-Advisor must provide the Advisor written notice of its decision not to effect a transaction within one business day of such decision.

23.           Independent Agent.  It is understood and agreed that the Sub-Advisor shall be an independent contractor of the Advisor and the Trust and, except as specifically provided in this Agreement, that the Sub-Advisor shall not have authority to act for or represent the Advisor or the Trust in any way and shall not otherwise be deemed to be an agent of the Advisor or the Trust.  Nothing contained herein shall create or constitute the Sub-Advisor and the Advisor or Trust as members of any partnership, joint venture, association, syndicate, unincorporated business, or other separate entity, nor shall anything contained herein be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other such entity.

24.          Miscellaneous. Neither the holders of shares of the Fund nor the members of the Board of Trustees shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

25.          Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior writings and understandings relating thereto.

26.          Governing Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law in a manner not in conflict with the provisions of the 1940 Act.

27.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by its authorized officer.

Sound Point Capital Management, L.P.
          By: SPC Partners, LLC its general partner

By: /s/ Stephen J. Ketchum
Name:  Stephen J. Ketchum
Title:    Managing Member

Hatteras Funds, LLC

By: /s/ J. Michael Fields
Name:  J. Michael Fields
Title:    Chief Operating Officer

Underlying Funds Trust

By: /s/ J. Michael Fields
Name:  J. Michael Fields
Title:    Secretary